Exhibit 28 (j) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated February 15, 2022, with respect to the financial statements of Federated Hermes Fund for U.S. Government Securities II, Federated Hermes Government Money Fund II, Federated Hermes High Income Bond Fund II, Federated Hermes Kaufman Fund II, Federated Hermes Managed Volatility Fund II, and Federated Hermes Quality Bond Fund II, each a series of Federated Hermes Insurance Series, as of December 31, 2021, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 22, 2022